As filed with the Securities and Exchange Commission on January 31, 2022

Registration No. 333-151965

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0640002
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 US North Highway 1, Suite 602, Jupiter, FL (Address of Principal Executive Offices)	33477 (Zip Code)

Town Sports International Holdings, Inc. 2006 Stock Incentive Plan
(as amended and restated effective as of March 26, 2008)
(Full Title of the Plan)

Patrick Walsh
Chairman and Chief Executive Officer
Town Sports International Holdings, Inc.
1001 US North Highway 1, Suite 602
Jupiter, FL 33477
 (Name and Address of Agent for Service)

(914) 347-4009
(Telephone number, including area code, of agent for service)

With a copy to:

Massimo D‘Angelo
Akerman LLP
1251 Avenue of the Americas, 37th Floor
New York, NY 10020
(212) 880-3800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Town Sports International Holdings, Inc. (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), which remain unissued and unsold under Registration Statement No. 333-151965 on Form S-8, registering the offer and sale of 1,200,000 shares of Common Stock issuable pursuant to the Registrant’s 2006 Stock Incentive Plan (as amended and restated effective as of March 26, 2008) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”).

The Registrant intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Town Sports International Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Registration Statement on  Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, State of Florida, on January 31, 2022.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Patrick Walsh	Chairman and Chief Executive Officer	January 31, 2022
Patrick Walsh	(Principal Executive Officer)
/s/ Justin Lundberg		January 31, 2022
Justin Lundberg	Director and Secretary